Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” “the Company” and “SmartRent” generally refer to SmartRent.com, Inc. (now known as SmartRent Technologies, Inc.) and its consolidated subsidiaries prior to the business combination effected pursuant to the Merger Agreement dated April 21, 2021 (as amended by Amendment No. 1 to Merger Agreement, dated July 23, 2021), among FWAA, Merger Sub, and SmartRent.com, Inc. and to SmartRent, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Capitalized terms used but not defined in this exhibit shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Report”) filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2021 of which this is a part and, if not defined in the Report, the Proxy Statement/Prospectus.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Report and our unaudited pro forma financial information as of and for the three and six months ended June 30, 2021 included elsewhere in this Report, of which this Management’s Discussion and Analysis of Financial Condition and Results of Operations forms a part. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Report and in the Proxy Statement/Prospectus. We assume no obligation to update any of these forward-looking statements. Actual results may differ materially from those contained in any forward-looking statements.

Overview

SmartRent is an enterprise software company that provides a fully integrated, brand-agnostic smart home operating system to residential property owners and operators, as well as homebuilders, iBuyers, developers, and residents. We started SmartRent with the vision of transforming residential real estate into the next generation of connected communities. Our smart home operating system is designed to enable owners and operators to streamline property management and operations, lower operating costs, increase revenues, and protect their assets through improved visibility and control, while providing a differentiated, elevated living experience for residents. Through our central connected device, called SmartHub, we integrate our proprietary enterprise software with third-party smart devices and other technology interfaces through an open-architecture, brand-agnostic approach, which allows owners, operators, and residents to manage their smart home systems through a single connected interface. Our products and solutions include smart apartments and homes, access control for buildings, common areas, and rental units, asset protection and monitoring, parking management, self-guided tours, and community and resident Wi-Fi. We also have a professional services team of approximately 200 employees in 31 states across the United States through which we provide customers with training, installation, and support services.

We believe SmartRent is the category leader in the enterprise smart home solutions industry. As of June 30, 2021, our customers owned an aggregate of approximately 3.5 million rental units, representing approximately 8% of the U.S. market for institutionally owned multifamily rental units and single-family rental homes, and included 15 of the top 20 multifamily residential owners in the United States. We have developed a loyal customer base and, to date, have not experienced any customer churn (meaning that no customer has removed an installed SmartHub). In addition to multifamily residential owners, our customers include some of the leading homebuilders, single-family rental homeowners, and iBuyers in the United States. Since beginning operations in 2017, we have installed more than 1,000,000 SmartHubs and other smart home devices in approximately 3,600 communities with more than 409,000 users located in more than 1,000 cities in 45 states across the United States.

We estimate that the U.S. market for residential real estate has approximately 43 million institutionally owned multifamily rental units and single-family rental homes as of June 30, 2021. While several of the top multifamily residential owners are current SmartRent customers, we believe that we have only begun to take advantage of the full market opportunity in residential and commercial real estate sectors and in domestic and international markets. For example, we recently adapted our software and applications to target new opportunities in other residential real estate sectors, including single-family rental homes, student housing, senior housing, and new construction homes.

In addition, we believe there is significant potential for growth beyond residential real estate to other commercial real estate asset classes, including, among others, office, hotels, retail, industrial, and self-storage. Furthermore, we believe there is an attractive opportunity to expand our smart home solutions into other markets globally and have started pilot programs and/or developed partner relationships in the United Kingdom, Canada, the Netherlands, and Ireland.

We have designed our open-architecture, brand-agnostic smart home operating system to help the residential real estate industry become more efficient and effective. Importantly, our enterprise software integrates into most existing property management systems used by residential property owners and operators. With features specifically designed to increase productivity, while decreasing operating costs, we estimate that owners and operators can realize a 50% return on investment over a three-year period after installation of our smart home operating system.

The Business Combination

On August 24, 2021, we consummated the Business Combination contemplated by the Merger Agreement Upon the closing of the Business Combination, Merger Sub merged with and into SmartRent, with SmartRent surviving as the surviving company pursuant to the provisions of the DGCL. Upon the consummation of the transactions contemplated by the Merger Agreement, the surviving company was renamed “SmartRent Technologies, Inc.” and FWAA was renamed “SmartRent, Inc.”

The Business Combination is accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in FASB ASC 805, “Business Combinations,” FWAA is treated as the “acquired” company for financial reporting purposes. We are deemed the accounting predecessor of the combined business and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination will have a significant impact on our future reported financial condition and results of operations as a consequence of the reverse capitalization. The most significant change in SmartRent’s future reported financial condition and results of operations is a net increase in cash (as compared to our Consolidated Balance Sheet at March 31, 2021) of approximately $450.0 million, which includes approximately $155.0 million in proceeds from the private placement of shares of FWAA Class A common stock to the Subscribers pursuant to the Subscription Agreements, consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The transaction costs for the Business Combination are approximately $55.8 million, of which $12.1 million represents deferred underwriter fees from the FWAA IPO. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Model

Our smart home products and solutions provide an enterprise-grade holistic approach to what it means to be a connected community. A SmartRent connected community is a “curb to couch” concept where an entire property utilizes a variety of third-party smart devices from various manufacturers and features that can be remotely managed to provide efficiency, automation and ancillary revenue opportunities. Our SmartRent connected communities combine in-unit smart home technology with our Alloy Access control system and our Alloy Parking system, which are connected by our Community WiFi solution and can be managed remotely using our core smart home operating system, Community Manager.

Impact of the COVID-19 Pandemic

The extensive impact of the COVID-19 pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the spread of COVID-19, a number of countries, states, counties and other jurisdictions have imposed, and may impose in the future, various measures, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations and extended closures of businesses.

The timing of customer orders and our ability to fulfill orders were impacted by various COVID-19-related government mandates, resulting in a reduction in units sold. We have also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to the COVID-19 pandemic. While the broader and long-term implications of the COVID-19 pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain, we believe that we will continue to experience disruptions to our business due to the COVID-19 pandemic through 2021.

The impact of the COVID-19 pandemic and measures to prevent its spread have affected and continue to affect our business in several ways.

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Our workforce. Employee health and safety is our priority. In response to the COVID-19 pandemic, we established new protocols to protect the health and safety of our workforce, including restricting employee travel, recommending that all non-essential personnel work from home and cancelled or reduced physical participation in sales activities, meetings, events and conferences and implemented additional safety protocols for essential workers.

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Operations and supply chain. We have experienced some production delays as a result of the effects of the COVID-19 pandemic on our sourcing, manufacturing, and logistics channels. For example, as described below, we have experienced SmartHub production delays as a result of a global shortage of Z-wave chips, which facilitate the communication protocol used for communication between our SmartHub and all other smart devices.

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Demand for our products. During the year ended December 31, 2020, demand for our products was less than we had anticipated based on our growth projections made during 2019. We believe that this decrease in customer demand was, in part, the result of the COVID-19 pandemic and customers’ delayed purchasing decisions. While we continue to engage with existing and potential customers, we believe some customers may continue to delay purchases from us because their development programs may also be delayed as a result of the COVID-19 pandemic. We believe that demand for our products remains strong, but due to the COVID-19 pandemic, a portion of the transactions expected to be completed in 2020 were delayed until early 2021 and, similarly, that transactions expected to be completed in early 2021 may be delayed until later in the year. In connection with the preparation of the unaudited projected financial information included in this proxy statement/prospectus in the section entitled “The Business Combination — Unaudited Prospective Financial Information of SmartRent,” we considered these delays.

See “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus for further discussion of the possible impact of the COVID-19 pandemic on our business.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Factors Affecting Our Performance

We believe that our future success will be dependent on many factors, including those further discussed below. Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to grow our customer base in a cost-effective manner, expand our hardware and hosted service offerings to generate increased revenue per Unit Deployed (as defined below), provide high quality hardware products and hosted service applications to maximize revenue and improve the leverage of our business model. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to operate our business.

Investing in Research and Development

Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services and hardware products, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Active Supply Chain Management

We are focused on successfully navigating global supply chain disruptions. Specifically, increased demand for electronics as a result of the COVID-19 pandemic, the U.S. trade relations with China and certain other factors have led to a global shortage of semiconductors, including Z-wave chips, which are a central component of our SmartHubs. Due to this shortage, we have experienced SmartHub production delays, which have occasionally affected our ability to meet scheduled installations. We believe these supply chain disruptions may continue, with varying degrees of operational impact, through the end of the 2021 fiscal year.

New Products, Features and Functionality

We will need to expend additional resources to continue introducing new products, features and functionality to enhance the value of our smart home operating system. We have recently introduced a number of product enhancements and features, including the Building Access Control, Video Intercom, WiFi and Parking Management solutions. In the future, we intend to continue to release new products and solutions and enhance our existing products and solutions, and we expect that our operating results will be impacted by these releases.

Category Adoption and Market Growth

Our future growth depends in part on the continued consumer adoption of hardware and software products which improve resident experience and the growth of this market. We need to deliver solutions that enhance the resident experience and deliver value to our customers, rental property owners and operators, as well as homebuilders and developers, by providing products and solutions designed to enhance visibility and control over assets while providing additional revenue opportunities. In addition, our long-term growth depends in part on our ability to expand into international markets in the future.

Basis of Presentation

The consolidated financial statements and accompanying notes of SmartRent included elsewhere in this Report were prepared in accordance with GAAP.

Key Operating Metrics

We regularly monitor a number of operating and financial metrics, which include certain non-GAAP financial measures, including the following, to evaluate our operating performance, identify trends affecting our business, formulate business plans, measure our progress and make strategic decisions. Non-GAAP financial measures may not provide accurate predictions of future GAAP financial results.

The limitations our Key Operating Metrics have as an analytical tool are: (1) they might not accurately predict our future GAAP financial results, (2) we might not realize all or any part of the anticipated value reflected in Units Booked and (3) other companies, including companies in our industry, may calculate our Key Operating Metrics or similarly titled measures differently, which reduces their usefulness as a comparative measure.

Units Deployed and New Units Deployed

We define Units Deployed as the aggregate number of our SmartHubs that have been installed (including customer self-installations) as of a stated measurement date. We define New Units Deployed as the aggregate number of our SmartHubs that were installed (including customer self-installations) during a stated measurement period. We use these operating metrics to assess the general health and trajectory of our business and growth. We had 83,293, and 60,935 New Units Deployed during the years ended December 31, 2020 and 2019, respectively, and 23,834 and 6,943 New Units Deployed during the three months ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2021 and 2020, there were 56,320 and 24,883 New Units Deployed, respectively. As of June 30, 2021 and December 31, 2020, SmartRent had an aggregate of 211,425 and 155,105 Units Deployed, respectively.

Committed Units

We define Committed Units as the aggregate number of SmartHub (i) units that are subject to binding orders from customers together with (ii) units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. We track the number of Committed Units to assess the general health and trajectory of our business and to assist in our longer-term resource analysis. As of June 30, 2021, SmartRent had 606,455 Committed Units.

Units Booked

We define Units Booked as the aggregate number of SmartHub units associated with binding orders executed during a stated measurement period. We utilize the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that we will earn and record. Units Booked represent binding orders only and accordingly are a subset of Committed Units. We had 38,182 and 9,495 Units Booked during the three months ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2021 and 2020, there were 83,718 and 32,216 Units Booked, respectively.

EBITDA and Adjusted EBITDA

We define EBITDA as net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-employee warrant expense, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates and other income and expenses. Management uses EBITDA and Adjusted EBITDA to identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of expenses included in our operating results which could otherwise mask underlying trends in our business. See “Non-GAAP Financial Measures” for additional information and reconciliation of these measures.

Annual Recurring Revenue

We define Annual Recurring Revenue (“ARR”) as the annualized value of our recurring SaaS services revenue earned in the current quarter. We monitor our ARR to assess the general health and trajectory of our hosted services business. Our ARR was approximately $3.4 million and $1.2 million during the years ended December 31, 2020 and 2019, respectively, and approximately $7.0 million based upon the annualized run rate for the quarter ended June 30, 2021, compared to $2.7 million for the quarter ended June 30, 2020.

Components of Results of Operations

Revenue

We generate revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers have visibility and control over assets, while providing all-in-one home control offerings for residents. We record revenue as earned when control of these products and services are transferred to the customer in an amount that reflects the consideration we expect to collect for those products and services.

Hardware Revenue

We generate revenue from the direct sale to our customers of hardware smart home devices, which devices currently consist of door-locks, thermostats, sensors, and light switches. These smart home devices connect to the SmartHub, which is discussed in “—Hosted Services Revenue” below. The performance obligation for hardware revenue is considered satisfied, and revenue is recognized, when the hardware device is shipped to the customer, except for the SmartHub, which is discussed in “—Hosted Services Revenue” below. We generally provide a one-year warranty period on hardware devices that we deliver and install. We record the cost of the warranty as a component of cost of revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

Professional Services Revenue

We generate professional services revenue from the installation of smart home hardware devices, which do not result in significant customization of the installed products and is generally performed over a period of two to four weeks. Installations can be performed by our employees, can be contracted out to a third party with our employees managing the engagement, or can be performed by the customer with our employees managing the engagement. Professional services contracts are generally performed on a fixed-price basis and revenue is recognized over time as installations are completed.

Hosted Services Revenue

Hosted services include recurring monthly subscription revenue earned from the fees collected from customers to provide access to one or more of our software applications including access controls, asset monitoring and related services. These subscription arrangements have contractual terms typically ranging from one month to seven years and include recurring fixed plan subscription fees. Our arrangements do not provide the customer with the right to take possession of our software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, fees collected for subscription services are recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.

We also sell the hardware SmartHub device, which only functions with the subscription to our proprietary software applications and related hosting services. We consider the SmartHub device and hosting services subscription as a single performance obligation, and therefore we defer the recognition of revenue for the SmartHub devices that are sold with application subscriptions. The estimated average in-service life of the SmartHub devices is four years. When a SmartHub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.

Cost of Revenue

Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods. We record any change to cost of job performance, job conditions and the resulting estimated profitability in the period during which the revision is identified.

Hardware

Cost of hardware revenue consists primarily of direct costs of proprietary products, hardware devices and supplies purchased from third-party providers, shipping costs, warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets) and infrastructure costs, personnel-related costs associated with the procurement and distribution of our products and warranty expenses together with the indirect cost of customer care and support. We expect cost of revenue to increase in absolute dollars in future periods.

In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain SmartRent products manufactured overseas to additional import duties. The amount of the import tariff has changed numerous times based on action by the U.S. administration. We continue to monitor the change in tariffs. If tariffs are increased, such actions may increase our cost of hardware revenue and reduce our hardware revenue margins further in the future.

Professional Services

Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with installation of our products, and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents. We expect cost of revenue to increase in absolute dollars in future periods.

Hosted Services

Cost of hosted services revenue consists primarily of the amortization of the direct costs of our SmartHub device consistent with the revenue recognition period noted above in “—Hosted Services Revenue” and infrastructure costs associated with providing our software applications together with the indirect cost of customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods at a rate that is lower than the corresponding increase in hosted services revenue.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development. We expense research and development costs as incurred. We expect our research and development expense to increase in absolute dollars as we increase our investment in product development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing Expenses

Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include personnel-related costs, sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we hire additional sales and marketing personnel, increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs associated with our general and administrative organization, professional fees for legal, accounting and other consulting services, office facility and information technology costs.

We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing requirements, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative staff in order to support the growth of our business.

Other Expenses

Other expenses consist primarily of interest expense, foreign currency transaction gains and losses, and other income related to the operations of Zipato, a wholly owned subsidiary of Zenith Highpoint, Inc., which entities we acquired in a business combination in February 2020. The interest expense is recorded in connection with balances outstanding on our Revolving Facility (as defined below) and Term Loan Facility (as defined below). The foreign currency transaction gains and losses relate to the impact of transactions denominated in a foreign currency other than the U.S. dollar. As we have expanded our international operations, our exposure to fluctuations in foreign currencies has increased, which we expect to continue.

Provision for Income Taxes

We had no provision for U.S. federal and state income taxes for the reported periods. The provision for income taxes on the Consolidated Statement of Operations is related to foreign subsidiaries. We have established a full valuation allowance for net deferred U.S. federal and state tax assets, including net operating loss carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized in future periods if we report taxable income. We believe that we have established an adequate allowance for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020

The results of operations presented below should be reviewed together with the unaudited consolidated financial statements and notes thereto included elsewhere in this Report. The following table summarizes our historical consolidated results of operations data for the periods presented. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Revenue
Hardware	$14,029	$2,881	$11,148	387%	$26,427	$14,174	$12,253	86%
Professional services	3,564	1,210	2,354	195%	7,165	4,841	2,324	48%
Hosted services	4,084	1,700	2,384	140%	7,245	3,330	3,915	118%

Total revenue	$21,677	$5,791	$15,886	274%	$40,837	$22,345	$18,492	83%

Cost of Revenue
Hardware	12,514	4,410	8,104	184%	24,657	14,563	10,094	69%
Professional services	6,274	2,218	4,056	183%	11,734	6,749	4,985	74%
Hosted services	2,606	1,226	1,380	113%	4,577	2,384	2,193	92%

Total cost of revenue	21,394	7,854	13,540	172%	40,968	23,696	17,272	73%

Operating expense
Research and development	4,083	2,134	1,949	91%	7,176	4,004	3,172	79%
Sales and marketing	2,392	1,183	1,209	102%	4,146	2,720	1,426	52%
General and administrative	3,806	4,642	(836)	(18)%	7,763	8,655	(892)	(10)%

Total operating expenses	10,281	7,959	2,322	29%	19,085	15,379	3,706	24%

Loss from operations	(9,998)	(10,022)	24	—%	(19,216)	(16,730)	(2,486)	15%
Other expense
Interest expense	(64)	(170)	106	(62%)	(142)	(380)	238	(63)%
Other income (expense), net	52	(212)	264	(125)%	127	(492)	619	(126)%

Loss before income taxes	(10,010)	(10,404)	394	(4)%	(19,231)	(17,602)	(1,629)	9%
Provision for income taxes	41	44	(3)	(7)%	87	122	(35)	(29)%

Net Loss	$(10,051)	$(10,448)	$397	(4)%	$(19,318)	$(17,724)	$(1,594)	9%

Comparison of the six months ended June 30, 2021 and 2020

Revenue

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Revenue
Hardware	$14,029	$2,881	$11,148	387%	$26,427	$14,174	$12,253	86%
Professional services	3,564	1,210	2,354	195%	7,165	4,841	2,324	48%
Hosted services	4,084	1,700	2,384	140%	7,245	3,330	3,915	118%

Total	$21,677	$5,791	$15,886	274%	$40,837	$22,345	$18,492	83%

Total revenue increased by $15.9 million, or 274%, to $21.7 million for the three months ended June 30, 2021, from $5.8 million for the three months ended June 30, 2020. Total revenue increased by $18.5 million, or 83%, to $40.8 million for the six months ended June 30, 2021, from $22.3 million for the six months ended June 30, 2020. The increase in revenue for both periods resulted primarily from an increase in New Units Deployed during 2021 compared to 2020 and from the increased number of cumulative active subscriptions for our hosted services during 2021 compared to 2020.

We had approximately 23,834 New Units Deployed during the three months ended June 30, 2021 compared to 6,943 New Units Deployed during the same period in 2020, representing an increase of approximately 16,891 New Units Deployed, or 243%, in the volume of our installation of units during the periods. During the six months ended June 30, 2021, we had approximately 56,320 New Units Deployed compared to approximately 24,883 New Units Deployed during the same period in 2020, representing an increase of approximately 31,437 New Units Deployed, or 126%, in the volume of our installation of units during the periods. The aggregate number of Units Deployed was approximately 211,425 at June 30, 2021 compared to approximately 96,695 at June 30, 2020.

Hardware revenue increased by $11.1 million, or 387%, to $14.0 million for the three months ended June 30, 2021, from $2.9 million for the three months ended June 30, 2020. The increase in hardware revenue for the three months ended June 30, 2021 was primarily attributable to an increase in hardware sales volumes of $9.8 million resulting from the increase in units shipped, a $1.1 million increase in recognition of previously deferred hardware revenue and an increase of approximately $0.2 million related to third party sales by our subsidiary Zipato.

Hardware revenue increased by $12.3 million, or 86%, to $26.4 million for the six months ended June 30, 2021, from $14.2 million for the six months ended June 30, 2020. This increase in hardware revenue was primarily attributable to an increase in hardware sales volume of $10.5 million resulting from the increase in units shipped, a $1.1 million increase in recognition of previously deferred hardware revenue and an increase of approximately $0.7 million related to third party sales by our subsidiary Zipato.

Professional services revenue increased by $2.4 million, or 195%, to $3.6 million for the three months ended June 30, 2021, from $1.2 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, professional services revenue increased by $2.3 million, or 48%, to $7.2 million from $4.8 million for the six months ended June 30, 2020. For both periods, the increases are primarily a result of increased sales volumes of our smart home devices leading to an increase in installation services provided.

Hosted services revenue increased by $2.4 million, or 140%, to $4.1 million for the three months ended June 30, 2021, from $1.7 million for the three months ended June 30, 2020, resulting from the increased aggregate number of Units Deployed from 96,695 units at June 30, 2020 to 211,425 units at June 30, 2021. Our ARR was approximately $7.0 million for the three months ended June 30, 2021, compared to $2.7 million for the three months ended June 30, 2020.

Hosted services revenue increased by $3.9 million, or 118%, to $7.2 million for the six months ended June 30, 2021, from $3.3 million for the six months ended June 30, 2020, resulting from the increased aggregate number of Units Deployed from 96,695 units at June 30, 2020 to 211,425 units at June 30, 2021.

We measure and evaluate Committed Units to assess the general health and trajectory of our business operations and growth. As of June 30, 2021, SmartRent had 606,455 Committed Units. We began tracking Committed Units in the latter part of 2020 and do not have the comparative metric as of June 30, 2020.

Cost of Revenue

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Cost of revenue
Hardware	$12,514	$4,410	$8,104	184%	$24,657	$14,563	$10,094	69%
Professional services	6,274	2,218	4,056	183%	11,734	6,749	4,985	74%
Hosted services	2,606	1,226	1,380	113%	4,577	2,384	2,193	92%

Total	$21,394	$7,854	13,540	172%	$40,968	$23,696	$17,272	73%

Total cost of revenue increased by $13.5 million, or 172%, to $21.4 million for the three months ended June 30, 2021, from $7.9 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, total cost of revenue increased by $17.3 million, or 73%, to $41.0 million, from $23.7 million for the six months ended June 30, 2020. For both the three months and six months ended June 30, 2021, the increase in cost of revenue resulted primarily from an increase in the volume of sales and installations of our smart home hardware devices and the increased number of active subscriptions for our software service applications.

Hardware cost of revenue increased by $8.1 million, or 184%, to $12.5 million for the three months ended June 30, 2021, from $4.4 million for the three months ended June 30, 2020. This increase in hardware cost of revenue was primarily attributable to approximately $8.0 million resulting from greater sales volumes and an increase of approximately $0.5 million for inventory shrinkage and obsolescence for the three months ended June 30, 2021. These increases were partially offset by a $0.4 million decrease in cost of revenue related to third-party sales by our subsidiary Zipato for the three months ended June 30, 2021.

Hardware cost of revenue increased by $10.1 million, or 69%, to $24.7 million for the six months ended June 30, 2021, from $14.6 million for the six months ended June 30, 2020. This increase in hardware cost of revenue was primarily attributable to approximately $10.0 million resulting from greater sales volumes and an increase of approximately $0.4 million for inventory shrinkage and obsolescence for the six months ended June 30, 2021. These increases were partially offset by a $0.3 million decrease in cost of revenue related to third-party sales by our subsidiary Zipato for the six months ended June 30, 2021.

Professional services cost of revenue increased by $4.1 million, or 183%, to $6.3 million for the three months ended June 30, 2021, from $2.2 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, professional services cost of revenue increased by $5.0 million, or 74%, to $11.7 million from $6.7 million for the six months ended June 30, 2020. For both periods, the increases are primarily a result of increased sales volumes of our smart home devices leading to an increase in installation services provided.

Hosted services cost of revenue increased by $1.4 million, or 113%, to $2.6 million for the three months ended June 30, 2021, from $1.2 million for the three months ended June 30, 2020. For the six months ended June 30, 2021, hosted services cost of revenue increased by $2.2 million, or 92%, to $4.6 million from $2.4 million for the six months ended June 30, 2020. For both periods, the increases are a result of the increase in Units Deployed and the resulting increase in the number of active subscriptions for our software service applications. To date, we have experienced no customer churn (meaning that no customer has removed an installed SmartHub).

Operating Expenses

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Research and development	$4,083	$2,134	$1,949	91%	$7,176	$4,004	$3,172	79%
Sales and marketing	2,392	1,183	1,209	102%	4,146	2,720	1,426	52%
General and administrative	3,806	4,642	(836)	(18)%	7,763	8,655	(892)	(10)%

Research and development expenses increased by $1.9 million, or 91%, to $4.1 million for the three months ended June 30, 2021, from $2.1 million for the three months ended June 30, 2020, resulting primarily from approximately $1.3 million of personnel-related costs as we increased our research and development staff and a $0.2 million increase in expenses related to business applications and software.

Research and development expenses increased by $3.2 million, or 79%, to $7.2 million for the six months ended June 30, 2021, from $4.0 million for the six months ended June 30, 2020, resulting primarily from approximately $2.5 million of personnel-related costs, as we increased our research and development staff, and a $0.2 million increase in expenses related to business applications and software. We expect that our personnel-related costs will continue to increase in future periods as we continue to develop new applications and enhance existing products and solutions.

Sales and marketing expenses increased by $1.2 million, or 102%, to $2.4 million for the three months ended June 30, 2021, from $1.2 million for the three months ended June 30, 2020, resulting primarily from increased sales and marketing staff personnel related costs, as we increased our sales and marketing staff, which increased by $0.5 million, a $0.2 million increase in expenses related to business applications and software and a $0.1 million increase in travel related expenses.

Sales and marketing expenses increased by $1.4 million, or 52%, to $4.1 million for the six months ended June 30, 2021, from $2.7 million for the six months ended June 30, 2020, resulting primarily from increased sales and marketing staff personnel related costs as we increased our sales and marketing staff, which increased by $1.0 million, and an increase in business applications and software, which increased by $0.3 million. We expect that our personnel-related costs will continue to increase in future periods as we continue to expand our sales and marketing efforts to increase sales with existing customers and initiate business with new customers, and we expect that our conference and tradeshow costs and other sales and marketing expense will increase in future periods.

General and administrative expenses decreased by $0.8 million, or 18%, to $3.8 million for the three months ended June 30, 2021, from $4.6 million for the three months ended June 30, 2020, resulting primarily from a decrease in personnel expenses of $2.1 million which is primarily attributed to Zipato acquisition related compensation costs recorded during the three months ended June 30, 2020 that did not occur during 2021. This decrease was offset in part by an increase in consulting and legal expenses of $0.6 million, a $0.3 million increase in travel expenses, and a $0.2 million increase in business taxes and licenses.

For the six months ended June 30, 2021, general and administrative expenses decreased by $0.9 million, or 10%, to $7.8 million from $8.7 million for the six months ended June 30, 2020, resulting primarily from the decrease in personnel-related costs of $2.9 million, which is primarily attributable to Zipato acquisition related compensation costs recorded during the six months ended June 30, 2020 that did not occur during 2021. The decrease in personnel-related costs was partially offset by an increase in consulting fees of approximately $0.7 million, a $0.2 million increase in expenses related to business applications and software, a $0.2 million increase for business taxes and licenses, and increases in Zipato personnel costs of $0.2 million. We expect our general and administrative costs to increase in future periods as we incur expenses related to the growth of our business, and the significant accounting, legal, and compliance infrastructure required to operate as a public company.

Other Expenses

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Interest expense, net	$(64)	$(170)	$106	(62)%	$(142)	$(380)	$238	(63)%
Other income (expense), net	52	(212)	264	(125)%	127	(492)	619	(126)%

Net interest expense decreased by $0.1 million, or 62%, to $0.1 million for the three months ended June 30, 2021, from $0.2 million for the three months ended June 30, 2020. Net interest expense decreased by $0.2 million, or 63%, to $0.1 million for the six months ended June 30, 2021, from $0.4 million for the six months ended June 30, 2020. The decrease in net interest expense for both comparison periods is due to convertible notes being outstanding during the three and six months ended June 30, 2020 that were not outstanding during 2021. There were no convertible notes outstanding in the corresponding periods during 2021.

Other expense, net decreased by $0.3 million, or 125%, to $0.1 million of other income, net for the three months ended June 30, 2021, from $0.2 million of other expense, net, primarily due to gains in foreign currency balances. Other expense, net decreased by $0.6 million, or 126%, to $0.1 million of other income, net for the six months ended June 30, 2021, from $0.4 million of other expense, net for the six months ended June 30, 2020. This change is driven by gains in foreign currency balances as well as the $0.2 million loss on the extinguishment of debt due to the conversion of convertible notes during the six months ended June 30, 2020, which did not occur during the six months ended June 30, 2021.

Income Taxes

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %

	2021	2020			2021	2020

	(dollars in thousands)				(dollars in thousands)
Loss before income taxes	$(10,010)	$(10,404)	$394	(4)%	$(19,231)	$(17,602)	$(1,629)	9%
Provision for income taxes	41	44	(3)	(7)%	87	122	(35)	(29)%

We provided a full valuation allowance on our net U.S federal and state deferred tax assets at June 30, 2021 and December 31, 2020. As of June 30, 2021, we had $14.4 million of U.S. federal and $2.7 million of state tax effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes. The provision for income taxes in each of the periods reported is related to foreign subsidiaries.

Non-GAAP Financial Measures

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we present EBITDA and Adjusted EBITDA, described below, as non-GAAP measures. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures – these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

We define EBITDA as net income or loss computed in accordance with GAAP before interest expense, income tax expense and depreciation and amortization.

We define Adjusted EBITDA as EBITDA before stock-based compensation expense, non-employee warrant expense, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates and other income and expenses.

Our management uses EBITDA and Adjusted EBITDA in a number of ways to assess our financial and operating performance and we believe these measures are helpful to management and external users in understanding our performance. EBITDA and Adjusted EBITDA help management identify controllable expenses and make decisions designed to help us meet our identified financial and operational goals and to optimize our financial performance, while neutralizing the impact of expenses included in our operating results caused by external influences over which management has little or no control and by non-recurring, or unusual, events that might otherwise mask trends in our performance. Accordingly, we believe these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

We believe that the presentation of EBITDA and Adjusted EBITDA provides information useful to investors in assessing our results of operations. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to the EBITDA and Adjusted EBITDA of other companies due to the fact that not all companies use the same definitions of EBITDA and Adjusted EBITDA. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

The following table presents a reconciliation of net loss (as determined in accordance with GAAP) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands)	2021	2020	2021	2020
Net loss	$(10,051)	$(10,448)	$(19,318)	$(17,724)
Interest expense, net	64	170	142	380
Provision for income taxes	41	44	87	122
Depreciation and amortization	93	95	173	121

EBITDA	(9,853)	(10,139)	(18,916)	(17,101)
Stock-based compensation	428	641	855	902
Non-cash warrant expense	167	36	399	182
Loss on extinguishment of debt	—	—	—	164
Loss on change in exchange rates	—	79	—	165
Compensation expense in connection with Zipato acquisition	—	1,745	—	2,593
Other non-operating expense, net	4	31	4	14

Adjusted EBITDA	$(9,254)	$(7,607)	$(17,658)	$(13,081)

Liquidity and Capital Resources

Sources of Liquidity

Debt Issuances

As of June 30, 2021, we had cash and cash equivalents of $53.5 million, which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds. To date, our principal sources of liquidity have been the net proceeds we received through the private issuance of our convertible SmartRent preferred stock, payments collected from sales to our customers, and proceeds from a Revolving Facility, convertible notes and Term Loan Facility. The term of our Revolving Facility matures in August 2021, and we have extended the maturity of the Revolving Facility through November 2021 in order to revise the Revolving Facility after we commence operations as a public company.

In August 2019, we entered into a loan and security agreement for a credit facility (the “Credit Facility”). The Credit Facility provides $15 million of borrowing capacity and consists of a $10 million revolving line of credit (the “Revolving Facility”), which will mature in November 2021 and a $5 million term loan (the “Term Loan Facility”), which will mature in November 2023. The Term Loan Facility is subject to monthly payments of interest, in arrears, accrued on the principal balance of the Term Loan Facility through November 2020. Thereafter, and continuing through the Term Loan Facility maturity date, the Term Loan Facility is subject to equal monthly payments of principal plus accrued interest. As of June 30, 2021, the Term Loan Facility had a balance of $4.0 million. The Revolving Facility had no balance at June 30, 2021.

In February 2020, we issued a subordinated convertible note in the principal amount of $0.1 million, bearing interest at 5% per annum, pursuant to a note purchase agreement (the “February 2020 Convertible Note”). Interest on the February 2020 Convertible Note accrued at the coupon rate, compounded annually. The February 2020 Convertible Note was converted in March 2020 into shares of SmartRent Series C-1 Preferred Stock, which automatically converted into a number of shares of Common Stock upon consummation of the Business Combination.

SmartRent Preferred Stock Issuances

During the year ended December 31, 2020, we issued a total of approximately 5.5 million shares of SmartRent Series C Preferred Stock in three tranches that closed in March, April, and May 2020. The SmartRent Series C Preferred Stock was issued in exchange for $57.5 million gross cash proceeds. Expenses in connection with the issuance of the SmartRent Series C Preferred Stock were $0.1 million, resulting in net cash proceeds of $57.4 million. During the year ended December 31, 2020, we also issued 761 shares of SmartRent Series C-1 Preferred Stock (which automatically converted into a number of shares of Common Stock upon consummation of the Business Combination) in connection with the redemption of certain convertible notes.

In February and March 2021, we issued approximately 3.4 million additional shares of SmartRent Series C Preferred Stock (which automatically converted into a number of shares of Common Stock upon consummation of the Business Combination) in exchange for $35 million gross cash proceeds. Expenses in connection with the issuance of the SmartRent Series C Preferred Stock were $0.2 million, resulting in net cash proceeds of $34.8 million.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $102.0 million as of June 30, 2021. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to continue our operations in future periods. We expect to incur expenses related to non-cancellable contractual obligations from our operating leases and the Term Loan Facility.

We believe that our current cash, cash equivalents, available borrowing capacity under the Revolving Facility, and cash raised in the Business Combination will be sufficient to fund our operations for at least the next 12 months. We intend to use a portion of the net cash proceeds from the Business Combination for payment of certain transaction expenses. Our future capital requirements, however, will depend on many factors, including our sales volume, the expansion of sales and marketing activities, and market adoption of our new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition may be adversely affected.

Cash Flow Summary – Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(18,684)	$(25,765)
Investing activities	(340)	(2,540)
Financing activities	33,964	52,687

Operating Activities

For the six months ended June 30, 2021, our operating activities used $18.7 million in cash resulting primarily from our net loss of $19.3 million, which was partially offset by $1.9 million of non-cash expenses consisting primarily of $0.9 million for stock-based compensation, $0.4 million for non-employee warrant expense, $0.2 million for the provision for warranty expense, and $0.2 million for depreciation and amortization. For the six months ended June 30, 2021, we used $1.3 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $7.8 million in prepaid expenses and other assets, an increase of $6.2 million in accounts receivable, an increase of $4.3 million in inventory, an increase of $4.2 million in deferred cost of revenue, and a decrease of $2.1 million in accrued expenses and other liabilities. These uses were partially offset by an increase of $21.2 million in deferred revenue and an increase of $2.4 million in accounts payable.

For the six months ended June 30, 2020, our operating activities used $25.8 million in cash resulting primarily from our net loss of $17.7 million, which was partially offset by $4.3 million non-cash expenses consisting primarily of the non-cash compensation expense related to the Zipato acquisition of $2.6 million, stock-based compensation of $0.9 million, and loss on extinguishment of debt of $0.2 million. For the six months ended June 30, 2020, we used net cash of $12.3 million from changes in our operating assets and liabilities resulting primarily from an increase of $9.7 million in accounts receivable, a $6.2 million increase in inventory, a $5.7 million increase in prepaid expenses and other assets, and a $1.3 million increase in deferred cost of revenue. This was partially offset by an $11.5 million increase in deferred revenue and a $1.0 million increase in accrued expenses and other liabilities.

Investing Activities

For the six months ended June 30, 2021, we used $0.3 million of cash for investing activities, resulting primarily from the purchase of property and equipment.

For the six months ended June, 30 2020, we used $2.5 million of cash for investing activities, primarily related to the Zipato acquisition, net of cash acquired.

Financing Activities

For the six months ended June 30, 2021, our financing activities provided $34.0 million of cash consisting primarily of net proceeds from the issuance of SmartRent Series C Preferred Stock in the amount of $34.8 million. The proceeds were partially offset by payments on the Term Loan Facility of $0.8 million.

For the six months ended June 30, 2020, our financing activities provided $52.7 million of cash consisting primarily of net proceeds from the issuance of SmartRent Series C Preferred Stock in the amount of $57.4 million which were partially offset by net payments on the Revolving Facility of $4.8 million.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of June 30, 2021, we had cash and cash equivalents of approximately $53.5 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Croatia and the United Kingdom. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

We derive revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers with visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recognized when control of these products and services are transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products and services.

Payments we receive by credit card, check, or automated clearing house payments, and payment terms are determined by individual contracts and range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue.

We apply the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. We only apply these steps when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services it transfers to a customer.

Accounting for contracts recognized over time involves the use of various estimates of total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation may be revised in the future as we observe the economic performance of our contracts. Changes in job performance, job conditions and estimated profitability may result in revision to our estimates of revenue and costs and are recognized in the period in which the revisions are identified.

We may enter into contracts that contain multiple distinct performance obligations including hardware and hosted services. The hardware performance obligation includes the delivery of hardware and the hosted services performance obligation allows the customer access to software during the contracted-use term. The subscription for the software and the hub device combine as one performance obligation, and there is no support or ongoing subscription for other device hardware. The Company partners with several manufacturers to offer a range of compatible hardware options for its customers. The Company maintains controls of the hardware purchased from manufacturers prior to it being transferred to the customer. The Company is considered the principal in these arrangements.

For each performance obligation identified, we estimate the standalone selling price, which represents the price at which we would sell the good or service separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price, considering available information such as market conditions, historical pricing data, and internal pricing guidelines related to the performance obligations. We then allocate the transaction price among those obligations based on the estimation of the standalone selling price.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the first-in, first-out method. We adjust the inventory balance based on anticipated obsolescence, usage, and historical write-offs. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual product demand is significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Stock-Based Compensation

Our stock-based compensation relates to stock options granted to our employees and directors. Stock-based awards are measured based on the grant date fair value. We estimate the fair value of stock option awards granted to employees and directors on the grant date using the Black-Scholes option-pricing model. The fair value of stock option awards are recognized is compensation expense on a straight-line basis over the requisite service period in which the awards are expected to vest and forfeitures are recognized as they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include the per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected annual dividend yield, the expected stock price volatility over the expected term and forfeitures, which are recognized as they occur. For all stock options granted, we calculated the expected term using the simplified method for “plain vanilla” stock option awards. As of June 30, 2021, our common stock was not publicly traded and therefore had no publicly available stock price information. Accordingly, for the period presented, we used the historical volatility of the stock price of identifiable publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

SmartRent Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	relevant precedent transactions involving our capital stock;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using the market approach. The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to our forecasted revenue. To determine our peer group of companies, we considered publicly traded companies based on consideration of business descriptions, operations and geographic presence, financial size and performance, and management recommendations regarding most similar companies. This approach involves the identification of relevant transactions and determining relevant multiples to apply to our revenue.

Application of this approach involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The estimates are no longer necessary to determine the fair value of new awards since our Common Stock is now trading.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this Report for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this Report.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the FWAA IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding common equity held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.